Exhibit 4.04

NITRO PETROLEUM, INC.

2009 STOCK INCENTIVE PLAN

SAMPLE PERFORMANCE-BASED AWARD AGREEMENT

THIS PERFORMANCE-BASED AWARD AGREEMENT (this “Agreement”) is dated as of __________, 200____ (the “Award Date”), by and between Nitro Petroleum, Inc., a Nevada corporation (the “Corporation”), and _________________ (the “Participant”).

W I T N E S S E T H

WHEREAS, the Corporation maintains the Nitro Petroleum, Inc. 2009 Stock Incentive Plan (the “Plan”);

WHEREAS, the duly appointed Administrator, has determined that the Participant is eligible to be granted a Stock Award (as such term is defined in the Plan) under the Plan; and

WHEREAS, the Corporation hereby grants to the Participant, effective as of the date hereof, a Stock Award (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW, THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.

Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2.

Grant of Award; Benefit Offset. This Agreement evidences the Corporation’s grant to the Participant, subject to the terms and conditions hereof and of the Plan, of the Award with respect to the period August 1, 2009, 2009, through August 30, 2013 (the “Performance Period”). Benefits will be paid pursuant to Section 7 only if one or more of the objectives specified by the Administrator in connection with the Award as set forth on Exhibit A hereto is achieved prior to the end of the Performance Period.

3.

Performance Criteria. The performance criteria and measures applicable to the Award and related objectives are set forth on Exhibit A hereto.

4.

Restrictions on Transfer. The Award, and any interest therein or amount payable in respect thereof, are generally nontransferable as provided in Section 5.7 of the Plan.

5.

Termination of Relationship.

(a)

General. If the Participant ceases to be employed or retained by the Corporation or a Subsidiary for any reason (other than due to the Participant’s death or Retirement or at a time when the Participant is Disabled) at any time during the Performance Period, the Award shall terminate and the Participant shall have no further rights with respect thereto.

(b)

Death, Disability, or Retirement. If the Participant ceases to be employed or retained by the Corporation or a Subsidiary at any time during the Performance Period due to the Participant’s death or Retirement or at a time when the Participant is Disabled, the Participant (or the Participant’s beneficiary or personal representative, as the case may be) shall be entitled to a pro-rata portion, determined in accordance with the next sentence, of the Award. The pro-rata portion shall equal the amount that would have been payable for the full Performance Period of the Award (as determined by the Administrator in its sole discretion) had the Participant not terminated employment, multiplied by a fraction the numerator of which shall equal the number of days in the Performance Period that the Participant was an employee of the Corporation or a Subsidiary and the denominator of which shall equal the number of days in the Performance Period. Notwithstanding Section 7 below, payment shall be made in a cash lump sum as soon as practicable after the Administrator determines the amount payable (if any) under this Section 5(b).

(c)

Termination for Cause. If the Participant is employed on the last day of the applicable Performance Period but his or her employment is terminated by the Corporation or a Subsidiary for Cause prior to the date that any amount payable pursuant to the Award is actually paid to the Participant, the Award and any amount that is then or may become payable in respect of the Award to the Participant shall be forfeited and the Participant shall have no further rights with respect thereto.

(d)

Definitions. For purposes of the Award, “Disability” or “Disabled” means a permanent disability (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator). For purposes of the Award, “Retirement” means a termination of employment by the Participant that occurs upon or after the Participant’s attainment of age 65 and in accordance with the retirement policies of the Corporation (or the Subsidiary that employs the Participant) then in effect. For purposes of the Award, “Cause” means that the Participant: (a) has been repeatedly negligent in the discharge of his or her duties to the Corporation or a Subsidiary or has refused or failed to perform stated or assigned duties (other than by reason of a disability or analogous condition); (b) has been dishonest or committed or engaged in any act of theft, embezzlement, dishonesty or fraud, breach of confidentiality, or unauthorized disclosure or use of inside information, customer lists, associate information, trade secrets or other confidential information; (c) has breached a fiduciary duty, or otherwise violated any duty, law, rule, regulation or policy of the Corporation or a Subsidiary; (d) has misused or misappropriated the assets of the Corporation or a Subsidiary; (e) has been convicted of, or pled guilty or nolo contendere to, any felony or any misdemeanor involving moral turpitude or otherwise causing embarrassment to the Corporation or a Subsidiary; (f) has materially breached any of the provisions of any agreement with the Corporation or a Subsidiary; (g) has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Corporation or a Subsidiary; or (h) has improperly induced a vendor or customer to breach or terminate any contract with the Corporation or a Subsidiary or induced a principal for whom the Corporation or a Subsidiary acts as agent to breach or terminate such agency relationship.

6.

Adjustments; Early Termination. The Administrator shall adjust the performance measures, performance goals, relative weights of the measures, and other provisions of this Agreement to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Corporation’s earnings, or (4) any other similar special circumstances. The Award is subject to termination in connection with a Change in Control Event or certain similar reorganization events as provided in Section 7.4 of the Plan.

7.

Timing and Manner of Payment; Withholding Tax; Deferred Amounts.

(a)

 Subject to any changes imposed by or allowed under the provisions of the Plan and further subject to early termination of the Award as contemplated under Sections 5 and 6 of this Agreement, benefits with respect to the Award shall be determined by the Administrator based on the performance goals established by the Administrator for the Performance Period as set forth on Exhibit A hereto. Subject to the applicable share limits set forth in Sections 4.2 and 5.2.3 of the Plan, any Award amount up to 150% of the Participant’s annualized Base Salary will be paid in cash, and any Award amount in excess of 150% of the Participant’s annualized Base Salary will be paid in restricted shares of Common Stock (the “Restricted Stock”). For these purposes, the Participant’s “Base Salary” shall be the annualized aggregate base salary of the Participant from the Corporation and its Subsidiaries as of the Award Date, exclusive of any commissions or other actual or imputed income from any benefits or perquisites provided by the Corporation or a Subsidiary, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

(b)

The grant of such Restricted Stock pursuant to Section 7(a) shall be evidenced by and subject to the terms and conditions of an award agreement in substantially the form attached hereto as Exhibit B, and the Participant will be required to execute and deliver to the Corporation such award agreement as a condition to the delivery of such Restricted Stock. The number of shares of Restricted Stock to be delivered in respect of such payment shall equal (i) the dollar amount of such payment that is to be paid in the form of Restricted Stock, divided by (ii) the fair market value of a share of Common Stock (as determined under Section 5.6 of the Plan) on the date that such payment would otherwise be made; provided that no fractional shares of Common Stock shall be issued under this Agreement and all fractional share interests shall be disregarded (or, in the Administrator’s sole discretion, be paid in cash).

(c)

Upon any payment pursuant to the Award, the Corporation (or any of its Subsidiaries last employing the Participant) shall have the right to deduct from any amount payable to the Participant (or the Participant’s beneficiary or personal representative, as the case may be) the amount of any federal, state or local taxes required to be withheld with respect to such payment.

(d)

Notwithstanding the foregoing provisions of this Section 7 but subject to compliance with Section 162(m) of the Code, the Administrator may provide the Participant the opportunity to elect to defer the payment of any amount payable with respect to the Award under a nonqualified deferred compensation plan maintained by the Corporation. In the case of any deferred payment of any such amount after the conclusion of the Performance Period, any amount in excess of the amount otherwise payable shall be based on either Moody’s Average Corporate Bond Yield (or such other rate of interest which is deemed to constitute a “reasonable rate of interest” for purposes of Section 162(m)) over the deferral period or the return over the deferral period of one or more predetermined actual investments such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s).

8.

No Employment/Service Commitment. Nothing contained in this Agreement or the Plan constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

9.

Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s payroll records. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five (5) business days after the date mailed in accordance with the foregoing provisions of this Section 9.

10.

Plan. The Award and all rights of the Participant under this Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Participant agrees to be bound by the terms of the Plan and this Agreement. The Participant acknowledges having read and understood the Plan, the Prospectus for the Plan, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

11.

Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

12.

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to conflict of law principles thereunder.

13.

Effect of this Agreement. Subject to the Corporation’s right to terminate the Award pursuant to Section 7.4 of the Plan, this Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

14.

Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.

Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

NITRO PETROLEUM, INC.

By:

Print Name:

Title:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and the prospectus of the Plan and agrees to be bound by all of the provisions set forth in such documents.

OPTIONEE:

By:

Name:

Date:

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